EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 and Amendments thereto as filed with the SEC of our audit report dated March 28, 2018, with respect to the balance sheets of FDCTech, Inc. as of December 31, 2017 and 2016 and the related statements of operations, stockholders’ equity, and cash flows for the year ending December 31, 2017 and for the period from January 21, 2016 (inception) to December 31, 2016. Our report dated March 28, 2018, relating to those financial statements, includes an emphasis of matter paragraph relating to uncertainty as to FDCTech, Inc.’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Farber Hass Hurley LLP

Chatsworth, California
July 26 , 2018